Exhibit 10.12(a)

VNU EXCESS PLAN

Effective January 1, 1997

Amended and Restated April 1, 2002

VNU EXCESS PLAN

Amendment and Restatement Effective April 1, 2002

INTRODUCTION

Effective January 1, 1997, the ACNielsen Corporation Retirement Benefit Excess Plan (the “Plan”) was established by ACNielsen Corporation to provide participating employees with retirement benefits in excess of those permitted to be paid under the ACNielsen Corporation Balance Account for Retirement Plan (the “Qualified Plan”) due to the limitations imposed by Sections 401(a)(17) and 415 of the Internal Revenue Code of 1986, as amended (the “Code”). On April 1, 2002, the Nielsen Media Research, Inc. Retirement Plan (the “NMR Plan”) was merged into the Qualified Plan. On that same day, VNU, Inc. (the “Corporation”) became the successor sponsor of the Qualified Plan and renamed the Qualified Plan the VNU Retirement Plan. Any reference in the Plan to the Qualified Plan shall be a reference to the VNU Retirement Plan. Coincident with the merger of the NMR Plan into the Qualified Plan, the Nielsen Media Research, Inc. Retirement Excess Plan (the “NMR Excess Plan”) was merged into this Plan. As of that date, VNU, Inc. became the successor sponsor of the Plan and renamed it the VNU Excess Plan. For purposes of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), this Plan is intended to be unfunded and maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees. After the merger of the NMR Excess Plan with this Plan, the NMR Excess Plan and this Plan prior to amendment and restatement on April 1, 2002 shall be collectively referred to as the “Prior Plans.”

Section I. Participation in the Plan

All participants in the Qualified Plan shall participate in this Plan whenever their benefits under the Qualified Plan as from time to time in effect would have exceeded the limitations on benefits imposed by Sections 401(a)(17) and 415 of the Code if such benefits were determined as though no provision were contained in the Qualified Plan incorporating such limitations.

Section II. Benefits

The Corporation shall pay to each participant in the Qualified Plan (or his or her beneficiaries designated to receive benefits from the Qualified Plan) a benefit equal to the excess of (a) over (b), where:

(a)	equals the amount that would be payable to the participant (or his or her beneficiaries) under the Qualified Plan in the absence of any provision reducing benefits due to the benefit limitations imposed by Sections 401(a)(17) and 415 of the Code; and

(b)	equals the sum of (i) the actual benefits payable to the participant (or his or her beneficiaries) from the Qualified Plan, and (ii) the benefits payable to the participant (or his or her beneficiaries) from the Pension Benefit Equalization Plan of The Dun & Bradstreet Corporation, as in effect on October 31, 1996 (whether or not such benefits are actually paid and whether or not such plan is actually in existence), as determined by the Corporation in accordance with the methods and assumptions specified in Appendix A of this Plan.

Notwithstanding the foregoing, no benefits shall be payable hereunder unless the participant has a nonforfeitable right to benefits under the Qualified Plan. Benefits hereunder shall be payable at the same time and in the same form as the participant’s (or his or her beneficiaries’) benefits under the Qualified Plan; provided, however, if an Election (as defined in Section IV of this Plan) has been made and becomes effective prior to the date when benefits under this Plan would otherwise be payable to the participant, the form of payment of benefits under this Plan shall be in the form so elected pursuant to such Election. If an Election becomes effective and the participant dies prior to the date when benefits would otherwise be payable hereunder, his or her beneficiaries designated to receive benefits from the Qualified Plan shall receive benefits in the form so elected pursuant to such Election. If the participant has not designated a beneficiary under the Qualified Plan, or if no such beneficiary is living at the time of the participant’s death, the amount, if any, payable hereunder upon his or her death shall be distributed to the person or persons who would otherwise be entitled to receive a distribution of the participant’s Qualified Plan benefits.

Notwithstanding any Election, if the lump sum value, determined in the same manner as provided under Section IV below, of the benefits payable to the participant or his or her beneficiaries under this Plan, after the payment of any lump sum described in this Section, is $10,000 or less at the time such benefits are payable under this Plan, such benefits shall be payable as a lump sum.

Any portion of the benefits payable under this Plan as a lump sum shall be paid at the same time as benefits payable in any other form hereunder would otherwise commence.

Section III. Unfunded Status

Participants hereunder shall have the status of general unsecured creditors of the Corporation and this Plan constitutes a mere promise by the Corporation to make benefit payments at the time or times required hereunder. It is the intention of the Corporation that this Plan be unfunded for tax purposes and for purposes of Title I of ERISA and any trust created by the Corporation and any assets held by such trust to assist the Corporation in meeting its obligations under the Plan shall meet the requirements necessary to retain such unfunded status.

Section IV. Election of Form of Payment

A participant under this Plan may elect to receive all, none, or a specified portion, as provided below, of his benefits hereunder as a lump sum and to receive any balance of such benefits in the form of an annuity (an “Election”); provided that any such Election shall be effective for purposes of this Plan only if (i) such participant remains in the employment of the Corporation or an affiliate, as the case may be, for the full 12 calendar months immediately following the Election Date of such Election, except in the case of such participant’s death or disability as provided below and (ii) such participant complies with the administrative procedures set forth by the Corporation with respect to the making of an Election.

Any portion of the benefit payable to the participant (or his or her beneficiaries) in the form of an annuity shall be paid at the same time and in the same form as his or her benefits under the Qualified Plan. Any portion of the benefit payable to the participant (or his or her beneficiaries) in the form of a lump sum shall be paid at the same time as the benefits under the Qualified Plan commence.

A participant may elect a payment form different than the payment form previously elected by him or her by filing a revised election form; provided that any such new Election shall be effective only if the conditions in clauses (i) and (ii) of the first paragraph of this section are satisfied with respect to such new Election. Any prior Election made by a participant that has satisfied such conditions remains effective for purposes of this Plan until such participant has made a new Election satisfying such conditions.

A participant making an election under this Section IV may specify the portion of his benefits under this Plan to be received in a lump sum as follows: 0 percent, 25 percent, 50 percent, 75 percent or 100 percent.

In the event a participant who has made an Election dies or becomes disabled within the meaning of the Corporation’s long-term disability plan while employed by the Corporation or an affiliate and such death or disability occurs during the 12-calendar-month period immediately following the Election Date of such Election, the condition that such participant remain employed with the Corporation or an affiliate for such 12-month period shall be deemed to be satisfied and such Election shall be effective with respect to benefits payable to such participant or participant’s beneficiaries under this Plan.

The amount of any portion of the benefits payable as a lump sum under this Section IV will equal the present value of such portion of such benefits, and the present value shall be determined (i) based on a discount rate equal to the average of 85% of the 15-year non-callable U.S. Treasury bond yields as of the close of business on the last business day of each of the three months immediately preceding the date the annuity value is determined and (ii) using the 1983 Group Annuity Mortality Table.

“Election Date” for purposes of this Plan means the date that a properly completed election form with respect to an Election is received by the Corporation. Any Election made under the Prior Plans shall be treated for purposes of this Plan as effective as of the date made under the Prior Plans and no new Election is required for purposes of this Plan.

Section V. Cessation of Benefits

Notwithstanding any other provision of the Plan, no benefits shall be paid or payable to a participant or his or her beneficiary if the participant has been discharged from employment with the Corporation or any affiliate for “cause.” “Cause” means (i) willful malfeasance or willful misconduct by the participant in connection with his or her employment, (ii) continuing failure to perform such duties as are requested by any employee to whom the participant reports or the board of directors of the Corporation, or (iii) the commission by a participant of (a) any felony or (b) any misdemeanor involving moral turpitude.

In any case described in this Section V, the participant or beneficiary shall be given written notice that no benefits will be paid to such participant or beneficiary. Such written notice shall specify the particular act(s), or failures to act, on the basis of which the decision to not pay his or her benefits has been made.

Section VI. Miscellaneous

The Corporation shall be the Plan Administrator. The Plan Administrator shall be responsible for the administration of the Plan and may delegate to any committee, employee or agent its responsibility to perform any act hereunder, including without limitation those matters involving the exercise of discretion, provided that such delegation shall be subject to revocation at any time at its discretion. The Plan Administrator shall have the authority to determine all questions arising in connection with the Plan, to interpret the provisions of the Plan and construe all of its terms, to adopt, amend, and rescind rules and regulations for the administration of the Plan, and generally to conduct and administer the Plan and to make all determinations in connection with the Plan as may be necessary or advisable. All such actions of the Plan Administrator shall be conclusive and binding upon all participants and beneficiaries.

The Corporation may, in its sole discretion, terminate, suspend or amend this Plan at any time or from time to time, in whole or in part; provided, however, that in the event of termination, the rights of participants to their accrued benefits hereunder shall become nonforfeitable. No termination, suspension or amendment of the Plan may adversely affect a participant’s or beneficiary’s benefit to which he or she is entitled under the Plan as in effect on the date immediately preceding the date of such termination, suspension or amendment.

Nothing contained herein will confer upon any participant the right to be retained in the service of the Corporation or any affiliate, nor will it interfere with the right of the Corporation or any affiliate to discharge or otherwise deal with participants with respect to matters of employment.

A participant’s right to benefit payments under the Plan are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment by creditors of such participant or his or her beneficiary.

The Corporation may withhold from any benefit under the Plan an amount sufficient to satisfy its tax withholding obligations.

The Plan shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed in such state to the extent not preempted by federal law.

Section VII. Claims Procedure

Any participant or beneficiary may apply to the Plan Administrator for payment of any benefit that may be due to him or her under the Plan. Such application shall set forth the nature of the claim and any information as the Plan Administrator may reasonably request. Upon receipt of any such application, the Plan Administrator shall determine whether or not the participant or beneficiary is entitled to the benefit hereunder.

The claimant shall be notified in writing of any adverse decision with respect to his claim within ninety (90) days after its submission. The notice shall be written in a manner calculated to be understood by the claimant and shall include:

(i)	The specific reason or reasons for the denial;

(ii)	Specific references to the pertinent Plan provisions on which the denial is based;

(iii)	A description of any additional material or information necessary for the applicant to perfect the claim and an explanation why such material or information is necessary;

(iv)	An explanation of the Plan’s claim review procedures and time limits; and

(v)	A statement of the applicant’s right to bring civil action under ERISA.

If special circumstances require an extension of time for processing the initial claim, a written notice of the extension containing the reason therefore and the date a decision is expected shall be furnished to the claimant before the end of the initial ninety (90) day period. In no event shall such extension exceed ninety (90) days.

If a claim for benefits is denied or the applicant has no response to such claim within ninety (90) days of its submission (in which case the claim for benefits shall be deemed denied), the claimant or his duly authorized representative, at the claimant’s sole expense, may appeal the denial to the Plan Administrator within sixty (60) days of the receipt of written notice of the denial or sixty (60) days from the date such claim is deemed denied. In pursuing such appeal, the applicant or his duly authorized representative may:

(i)	Request in writing that the Plan Administrator review the denial;

(ii)	Review all relevant documents, records, and other information relevant to the claim; and

(iii)	Submit issues and comments in writing.

The decision on review shall be made within sixty (60) days of receipt of the request for review, unless special circumstances require an extension of time for processing, in which case a decision shall be rendered as soon as possible but not later than one hundred twenty (120) days after receipt of the request for review. If such an extension of time is required, written notice of the extension shall be furnished to the claimant before the end of the original sixty (60) day period which explains the reasons for the extension and the date a decision is expected. The decision on review shall be made in writing, shall be written in a manner calculated to be understood by the applicant, and shall include the specific reason or reasons for the denial, specific references to the provisions of the Plan on which the denial is based, a statement that applicants can receive free of charge copies of all documents, records, and other information relevant to the claim, a statement describing the applicant’s right to bring civil action under ERISA, and a description of voluntary appeals procedures, if any, offered by the Plan. If the decision on review is not furnished within the time specified above, the claim shall be deemed denied on review.

In witness whereof, the Corporation has caused this document to be executed by its officer effective April 1, 2002.

VNU, Inc.

By:	Thomas A. Mastrelli
Its:	Chief Operating Officer

APPENDIX A

The benefits payable from the Pension Benefit Equalization Plan of The Dun & Bradstreet Corporation (the “PBEP”) to participants in this Plan shall be determined as amounts payable monthly in the form of a single life annuity commencing on the first day of the month coincident with or next following the date the participant attains age 65 (the “Normal Retirement Date”).

In the event a participant’s benefit from this Plan is paid in a form other than a single life annuity, however, the benefits payable from the PBEP shall be adjusted to equal the actuarial equivalent value of the single life annuity amount computed on the basis of mortality rates shown in Appendix B of this Plan and 6.75% interest. In the event a participant’s benefit from this Plan commences prior to the participant’s Normal Retirement Date, and the participant terminated employment with the Corporation on or after he or she attained age 55, the benefits payable from the PBEP commencing on the first day of the month coincident with or next following the participant’s Normal Retirement Date shall be reduced by 3/12% for each month prior to the Normal Retirement Date that benefits commence. In the event a participant’s benefit from this Plan commences prior to the participant’s Normal Retirement Date, and the participant terminated employment with the Corporation before he or she attained age 55, the benefits payable from the PBEP as determined in accordance with the provisions set forth above shall be adjusted to equal the actuarial equivalent value of such amount computed on the basis of mortality rates shown in Appendix B of this Plan and 6.75% interest.

APPENDIX B

MORTALITY RATES

Age	Participant	Beneficiary
25	.000581	.000470
26	.000610	.000497
27	.000644	.000526
28	.000681	.000557
29	.000720	.000591
30	.000763	.000629
31	.000811	.000669
32	.000866	.000714
33	.000923	.000762
34	.000988	.000814
35	.001059	.000873
36	.001136	.000936
37	.001223	.001077
38	.001318	.001084
39	.001423	.001168
40	.001539	.001261
41	.001682	.001369
42	.001869	.001497
43	.002097	.001647
44	.002364	.001815
45	.002670	.002005
46	.003011	.002216
47	.003388	.002449
48	.003797	.002705
49	.004241	.002983
50	.004717	.003289
51	.005216	.003594
52	.005746	.003926
53	.006310	.004288
54	.006907	.004683
55	.007538	.005112
56	.008206	.005588
57	.008916	.006123
58	.009679	.006729
59	.010510	.007415
60	.011426	.008190
61	.012449	.009063
62	.013608	.010042
63	.014928	.011131
64	.016449	.012338
65	.018207	.013671
66	.020245	.015129
67	.022388	.016662
68	.024559	.018359
69	.026871	.020335
70	.029559	.022766
71	.032952	.025919
72	.036762	.029529
73	.040907	.033496
74	.045427	.037808
75	.050298	.042428
76	.055809	.047551
77	.062080	.053217
78	.069068	.059419
79	.076746	.066152
80	.084955	.073330
81	.093582	.080901
82	.102603	.088868
83	.111984	.097236
84	.121754	.106074
85	.131910	.115436
86	.142522	.125403
87	.153693	.136075
88	.165518	.147557
89	.178093	.159954
90	.191529	.173397
91	.203702	.185997
92	.216646	.199614
93	.230478	.214387
94	.245331	.230463
95	.261353	.248008
96	.278704	.267202
97	.297562	.288242
98	.318124	.311344
99	.340598	.336741
100	.365204	.364688
101	.392179	.395460
102	.421772	.429358
103	.455805	.467222
104	.496440	.510917
105	.545840	.562310
106	.606167	.623265
107	.679585	.695646
108	.768255	.781319
109	.874340	.882150
110	.999999	.999999